UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a party other than the Registrant   ☐

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☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☒     Definitive Additional Materials
☐      Soliciting Material Pursuant to § 240.14a-12

EVER-GLORY INTERNATIONAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EVER-GLORY INTERNATIONAL GROUP, INC.
Ever-Glory Commercial Center,
509 Chengxin Road, Jiangning Development Zone,
Nanjing, Jiangsu Province, Peoples Republic of China

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 10:00 a.m. on May 30, 2014 (Beijing Time)

To the Shareholders of Ever-Glory International Group, Inc.:

Ever-Glory International Group, Inc., a Florida corporation (the “Company” or “Ever-Glory”), is furnishing this supplement to its proxy statement dated April 25, 2014 (the “Proxy Statement”) for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 30, 2014. All capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement.

The Company is providing this supplement solely to correct an inadvertent error in the Proxy Statement. In the Proxy Statement under the caption “Proposal No. 3 – Approval of 2014 Equity Incentive Plan – Description of the Plan – Number of Shares Authorized,” as originally filed, the Company disclosed that “The Plan provides for an aggregate of 15,000,000 new Common Shares to be available for awards.” That number was stated in error. The correct number is 1,500,000 as is set forth in the actual 2014 Equity Incentive Plan filed as Annex A to the Proxy Statement. Therefore, the disclosure, as corrected by this supplement, properly reads: “The Plan provides for an aggregate of 1,500,000 new Common Shares to be available for awards.”

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.